Exhibit 3.14

MUSCLEPHARM CORPORATION

CERTIFICATE OF DESIGNATION

OF

SERIES D CONVERTIBLE PREFERRED STOCK

The undersigned, Brad J. Pyatt, does hereby certify that:

1. He is the Chief Executive Officer and President of MusclePharm Corporation, a Nevada corporation (the “Company”).

2. The following recitals and resolutions have been duly adopted by the board of directors of the Company (the “Board of Directors”):

WHEREAS, pursuant to the Articles of Incorporation of the Company (as amended from time to time, the “Articles of Incorporation”), the Company is authorized to issue ten million (10,000,000) shares of Preferred Stock, $0.001 par value per share, issuable from time to time in one or more series, of which: (i) five million (5,000,000) shares have been previously designated as “Series A Convertible Preferred Stock”; (ii) fifty-one (51) shares have been previously designated as “Series B Preferred Stock”; and (iii) five hundred (500) shares have been previously designated as “Series C Convertible Preferred Stock”.

WHEREAS, pursuant to the Articles of Incorporation, the Board of Directors is vested with the authority to prescribe the series and the number of each series of authorized and theretofore undesignated preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such series; and

WHEREAS, it is the desire of the Board of Directors, pursuant to such authority, to prescribe and fix the voting powers, designations, preferences, limitations, restrictions and relative rights of a series of the Company’s Preferred Stock as follows:

NOW THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board of Directors, a series of the Company’s Preferred Stock, par value $0.001 per share, is hereby established, the distinctive designation of which shall be “Series D Convertible Preferred Stock” (such series being hereinafter called “Series D Convertible Preferred Stock”), and the preferences and relative, participating, optional or other special rights of the Series D Convertible Preferred Stock, and the qualifications, limitations or restrictions thereof (in addition to the relative powers, preferences and rights, and qualifications, limitations or restrictions thereof, set forth in the Articles of Incorporation which are applicable to shares of Preferred Stock of all series) shall be as follows:

1. Designation. The series of preferred stock authorized hereunder shall be designated as the “Series D Convertible Preferred Stock.” The number of shares constituting such series shall be 1,600,000. The par value of the Series D Convertible Preferred Stock shall be $0.001 par value, which shall be its stated value. All shares of Series D Convertible Preferred Stock shall be identical with each other in all respects.

2. Rank. The Series D Convertible Preferred Stock shall rank, with respect to dividend rights and rights on liquidation, dissolution and winding-up of the affairs of the Company, equal to the common stock, $0.001 par value per share, of the Company (the “Common Stock”) and junior to each other class or series of the Company’s capital stock, the terms of which expressly provides that such other class or series ranks senior to the Series D Convertible Preferred Stock as to dividends or upon liquidation, dissolution and winding-up, or as to any other right or preference.

3. Voting. Except as otherwise expressly required by law, each holder of Series D Convertible Preferred Stock shall be entitled to vote on any matter submitted to stockholders of the Company and shall be entitled to the number of votes for each share of Series D Convertible Preferred Stock owned at the record date fixed by the Board of Directors for the determination of stockholders entitled to vote on such matter or, if no such record date is so fixed, at the date such vote is taken or any written consent of stockholders is solicited, equal to the number of shares of Common Stock into which such shares of Series D Convertible Preferred Stock are convertible at such time, but not in excess of the conversion limitations set forth in Section 4 herein. Except as otherwise required by law, the holders of shares of Series D Convertible Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class. For the avoidance of doubt and solely for the purpose of calculating the voting rights of shares of the Company’s Series B Preferred Stock, par value $0.001 per share, the number of shares of Common Stock into which any share of Series D Convertible Preferred Stock is then convertible (subject to the conversion limitations set forth in Section 4 herein) shall be included in the number of total issued and outstanding shares of Common Stock.

4. Conversion.

a.	Conversion Right. Each holder of Series D Convertible Preferred Stock may, from time to time, convert any or all of such holder’s shares of Series D Convertible Preferred Stock into fully paid and non-assessable shares of Common Stock in an amount equal to two (2) shares of Common Stock for each one (1) share of Series D Convertible Preferred Stock surrendered for conversion (subject to adjustment as set forth in Section 7(d) herein, the “Conversion Rate”).

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b.	Conversion Procedure. In order to exercise the conversion privilege under this Section 4, the holder of any shares of Series D Convertible Preferred Stock to be converted shall give written notice to the Company at its principal office that such holder elects to convert such shares of Series D Convertible Preferred Stock or a specified portion thereof into shares of Common Stock as set forth in such notice (the “Conversion Notice”, and such date of delivery of the Conversion Notice to the Company, the “Conversion Notice Delivery Date”). Within three (3) Trading Days following the Conversion Notice Delivery Date, the Company shall issue and deliver a certificate or certificates representing the number of shares of Common Stock determined pursuant to this Section 4 (the “Share Delivery Date”). In case of conversion under this Section 4 of only a part of the shares of Series D Convertible Preferred Stock represented by a certificate surrendered to the Company, the Company shall issue and deliver a new certificate for the number of shares of Series D Convertible Preferred Stock which have not been converted, upon receipt of the original certificate or certificates representing shares of Series D Convertible Preferred Stock so converted. Until such time as the certificate or certificates representing shares of Series D Convertible Preferred Stock which have been converted are surrendered to the Company and a certificate or certificates representing the Common Stock into which such shares of Series D Convertible Preferred Stock have been converted have been issued and delivered, the certificate or certificates representing the shares of Series D Convertible Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of Series D Convertible Preferred Stock have been converted. The Company shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series D Convertible Preferred Stock. For purposes of this Certificate of Designation, (i) a “Trading Day” means (A) a day on which the Common Stock is traded on a Trading Market (as defined below), or (B) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded on the over the counter market, as reported by the OTC Bulletin Board (the “Bulletin Board”), or (C) if the Common Stock is not quoted on the Bulletin Board, a day on which prices for the Common Stock are reported on the OTCQB published by OTC Market Group, LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed, quoted or reported as set forth in (A), (B) and (C) hereof, then Trading Day shall mean a business day and (ii) “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NASDAQ Global Select Market, the NASDAQ Global Market, The NASDAQ Capital Market, the New York Stock Exchange or the NYSE MKT, LLC.

c.	Buy-In. If, by the Share Delivery Date, the Company fails for any reason to deliver the shares of Common Stock issuable upon conversion of the Series D Convertible Preferred Stock, as set forth in the Conversion Notice, and after such Share Delivery Date, the converting holder purchases, in an arm’s length open market transaction or otherwise, shares of Common Stock (the “Covering Shares”) in order to make delivery in satisfaction of a sale of Common Stock by the converting holder (the “Sold Shares”), which delivery such converting holder anticipated to make using the shares to be issued upon such conversion (a “Buy-In”), the converting holder shall have the right to require the Company to pay to the converting holder the Buy-In Adjustment Amount. The Company shall pay the Buy-In Adjustment Amount to the converting holder in immediately available funds immediately upon demand by the converting holder. For purposes of this Certificate of Designation, the term “Buy-In Adjustment Amount” means the amount equal to the excess, if any, of (i) the converting holder’s total purchase price (including brokerage commissions, if any) for the Covering Shares associated with a Buy-In, over (ii) the net proceeds (after brokerage commissions, if any) received by the converting holder from the sale of the Sold Shares. By way of illustration and not in limitation of the foregoing, if the converting holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In, with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the converting holder will be $1,000.

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d.	Maximum Conversion. (i) Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series D Convertible Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the holder at such time, the number of shares of Common Stock which would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (the “4.99% Beneficial Ownership Limitation”); provided, however, that upon the holder providing the Company with sixty-one (61) days’ advance notice (the “4.99% Waiver Notice”) that the holder would like to waive this Section 4(d)(i) with regard to any or all shares of Common Stock issuable upon conversion of the Series D Convertible Preferred Stock, this Section 4(d)(i) will be of no force or effect with regard to all or a portion of the Series D Convertible Preferred Stock referenced in the 4.99% Waiver Notice.

(ii) Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series D Convertible Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by the holder at such time, would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time (the “9.99% Beneficial Ownership Limitation” and the lower of the 9.99% Beneficial Ownership Limitation and the 4.99% Beneficial Ownership Limitation then in effect, the “Maximum Percentage”)).

(iii) By written notice to the Company, a holder of Series D Convertible Preferred Stock may from time to time decrease the Maximum Percentage to any other percentage specified in such notice.

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(iv) For purposes of this Section 4(d), in determining the number of outstanding shares of Common Stock, a holder of the Series D Convertible Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of shares of Common Stock outstanding. At any time, upon the written request of a holder of Series D Convertible Preferred Stock, the Company shall within three (3) business days confirm in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series D Convertible Preferred Stock, by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported, which in any event are convertible or exercisable, as the case may be, into shares of the Company’s Common Stock within 60 days’ of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to correct this Section 4(d)(iv) (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

e.	No Fractional Shares. No fractional share of Common Stock shall be issued upon the conversion of any share or shares of the Series D Convertible Preferred Stock and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Convertible Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

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f.	Mandatory Conversion. At such time (the “Mandatory Conversion Time”) as the number of outstanding shares of Series D Convertible Preferred Stock is less than two hundred fifty thousand (250,000) (the “Mandatory Conversion Threshold”), (i) all outstanding shares of Series D Convertible Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Rate and (ii) such shares of Series D Convertible Preferred Stock may be reissued by the Company. All holders of record of shares of Series D Convertible Preferred Stock shall be provided at least twenty (20) days prior written notice of the Mandatory Conversion Time and with notice of the place designated for surrender of certificates representing shares of Series D Convertible Preferred Stock subject to mandatory conversion pursuant to this Section 4(f). Upon receipt of such notice, each holder of the shares of Series D Convertible Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights of the holders of shares of Series D Convertible Preferred Stock converted pursuant to this Section 4(f), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4(f). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series D Convertible Preferred Stock, the Company shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof. Such converted shares of Series D Convertible Preferred Stock shall be retired and cancelled and may be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series D Convertible Preferred Stock accordingly. Any Mandatory Conversion for any holder of the Series D Convertible Preferred Stock shall be subject at all times to the provisions of Section 4(c) hereof.

5. Other Provisions.

a.	Reservation of Common Stock. The Company shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series D Convertible Preferred Stock from time to time outstanding.

b.	Record Holders. The Company and its transfer agent, if any, for the Series D Convertible Preferred Stock may deem and treat the record holder of any shares of Series D Convertible Preferred Stock as reflected on the books and records of the Company as the sole true and lawful owner thereof for all purposes, and neither the Company nor any such transfer agent shall be affected by any notice to the contrary.

c.	Status of Converted or Redeemed Stock. In the event any shares of Series D Convertible Preferred Stock are converted pursuant to Section 4 hereof, the shares so converted or redeemed shall be canceled and shall be available for issuance by the Company in accordance with the Articles of Incorporation.

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d.	Loss, Theft, Destruction of Series D Convertible Preferred Stock Certificates. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of certificates representing shares of Series D Convertible Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such mutilated certificate(s), the Company shall make, issue and deliver, in lieu of such loss, stolen, destroyed or mutilated certificate(s), new certificate(s) representing shares of Series D Convertible Preferred Stock of like tenor. The Series D Convertible Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 5(d) are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen certificates representing shares of Series D Convertible Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

e.	Severability. If any right, preference or limitation of the Series D Convertible Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

6. Restriction and Limitations. Except as expressly provided herein or as required by law, so long as any shares of Series D Convertible Preferred Stock remain outstanding, the Company shall not, without the written consent of the holders of at least a majority of the then outstanding shares of the Series D Convertible Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series D Convertible Preferred Stock.

7. Anti-Dilution Adjustments.

a.	Stock Dividends and Stock Splits. If the Company, at any time while any share of the Series D Convertible Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to the Series D Convertible Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Rate shall be adjusted such that holders of outstanding shares of Series D Convertible Preferred Stock shall receive, upon conversion, such number of shares of Common Stock into which such outstanding shares of Series D Convertible Preferred Stock would have been convertible into, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, adjusted to take into account any additional or lessened shares of capital stock of the Company the holder would have been entitled to had the holder converted such shares of Series D Convertible Preferred Stock and been the holder of the underlying shares of Common Stock prior to the dividend, distribution, subdivision, combination or reclassification. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

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b.	Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of shares of Series D Convertible Preferred Stock at any time or from time to time after the date of this Certificate of Designation shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Section 7(a), or a Fundamental Transaction provided for in Section 7(c)), then, and in each event, an appropriate adjustment to the Conversion Rate shall be made and provisions shall be made (by adjustments of the Conversion Rate or otherwise) so that the holder of outstanding Series D Convertible Preferred Stock shall have the right thereafter to convert any outstanding shares of Series D Convertible Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of outstanding shares of Series D Convertible Preferred stock of the number of shares of Common Stock into which such outstanding shares of Series D Convertible Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

c.	Fundamental Transaction. If, at any time while any share of the Series D Convertible Preferred Stock is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of the Series D Convertible Preferred Stock, the holders shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of such shares of Common Stock.

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d.	Favored Nations Provision. (i) Other than in connection with Excepted Issuances (as defined below in Section 7(d)(ii)), if at any time while any shares of Series D Convertible Preferred Stock are outstanding, the Company shall issue, without the consent of a majority of the outstanding shares of Series D Convertible Preferred Stock, (a “Trigger Issuance”) any shares of Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share (the “Trigger Issuance Price”) which shall be less than the Conversion Price (as defined below), then the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the Trigger Issuance by a fraction, the numerator of which shall be the Conversion Price and the denominator of which shall be the Trigger Issuance Price. Common Stock issued by the Company for no consideration (other than stock splits or stock dividends under Section 7(a)) or for consideration that cannot be determined at the time the Common Stock is issued will be deemed to have been issued at $0.001 per share. The rights of a holder of outstanding shares of Series D Convertible Preferred Stock set forth in this Section 7(d) are in addition to any other rights the holder of outstanding shares of Series D Convertible Preferred Stock has pursuant to this Certificate of Designation, and any other agreement referred to or entered into in connection herewith or to which the holder of the Series D Convertible Preferred Stock and Company are parties. So long as any shares of Series D Convertible Preferred Stock are outstanding, the Company shall not enter into any variable, floating rate or similar agreement providing for issuance of any equity securities of the Company or convertible into securities of the Company on any basis in which the conversion or strike price thereof is determined on the basis of the market price of the Common Stock of the Company.

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(ii) For purposes of this Section 7(d), the term “Conversion Price” shall equal $____ 1(subject to adjustment from time to time in a manner consistent with the provisions of Section 7(d)). For purposes of this Section 7(d), the term “Excepted Issuances” means any of the following: (A) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, (B) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (C) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to plans in effect as of the date of this Certificate of Designation that have been approved by a majority vote of the stockholders and a majority of the independent members of the Board of Directors as such plans are constituted on the date of this Certificate of Designation, (D) the Company’s issuance of Common Stock pursuant to agreements entered into prior to the date of this Certificate of Designation, as such agreements are in effect and constituted on the date of this Certificate of Designation, without regard to any further amendment, (E) the Company’s issuance of Common Stock upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Certificate of Designation on the terms then in effect, (F) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to consultants and service providers approved by a majority of the independent members of the Board of Directors, and (G) any and all securities required to be assumed by the Company by the terms thereof as a result of any of the foregoing even if issued by a predecessor acquired in connection with a business combination, merger or share exchange.

8. Equal Treatment of Holders. No consideration (including any modification of this Certificate of Designation or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designation or related transaction document unless the same consideration is also offered to all of holders of the outstanding shares of Series D Convertible Preferred Stock.  For clarification purposes, this provision constitutes a separate right granted to each holder by the Company and negotiated separately by each holder, and is intended for the Company to treat all holders of the Series D Convertible Preferred Stock as a class and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of the Series D Convertible Preferred Stock or otherwise.

RESOLVED FURTHER, that the president or any vice-president, and the secretary or any assistant secretary of the Company be, and thereby hereby are, authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolutions and the applicable provisions of Nevada law.

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1 This shall be equal to 50% of the offering price per share of the Series D Convertible Preferred Stock (e.g., if shares of Series D Convertible Preferred Stock are issued at $8.50 per share, then the Conversion Price will equal $4.25).

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on January __, 2013.

Name: Brad J. Pyatt
Title: Chief Executive Officer and President

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